EXHIBIT 99B.3

COMBINED BALANCE SHEETS                     U S WEST MEDIA GROUP
(UNAUDITED)
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
                                         March 31,  December 31,
In millions                                1996         1995
- - -------------------------------------   -------------------------
ASSETS
Current assets:
 Cash and cash equivalents                      $27          $20
 Accounts and notes receivable                  296          287
 Deferred directory costs                       251          247
 Other assets                                   180          187
                                        -------------------------
   Total current assets                         754          741
                                        -------------------------

Property, plant and equipment - net           1,193        1,148
Investment in Time Warner Entertainment       2,492        2,483
Intangible assets - net                       1,779        1,798
Investments in international ventures         1,408        1,511
Net investment in assets held for sale          424          429
Other assets                                    529          505
                                        -------------------------
   Total assets                              $8,579       $8,615
                                        =========================

LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                               $774         $836
 Accounts payable                               181          235
 Deferred revenue and customer deposits          81           87
 Other payables                                 448          411
                                        -------------------------
   Total current liabilities                  1,484        1,569
                                        -------------------------

Long-term debt                                1,345        1,265
Deferred taxes, credits and other               639          658

Company-obligated mandatorily
 redeemable preferred securities of
 subsidiary trust holding solely Company-
 guaranteed debentures                          600          600
Preferred stock subject to
 mandatory redemption                            51           51

Media Group equity                            4,587        4,599
Company LESOP guarantee                        (127)        (127)
                                        -------------------------
  Total equity                                4,460        4,472
                                        -------------------------
   Total liabilities and equity              $8,579       $8,615
                                        =========================
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